ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of December 9, 2010 (the “Effective Date”) by and between New Horizon, Inc., a Texas corporation (“Seller”), and I-Web Media Inc., a Delaware corporation doing business as Heartland Bridge Capital (“Purchaser”).  The Seller and the Purchaser shall each be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller is the owner, operator and administrator of the assets described on Exhibit A (the “Assets”);

WHEREAS, the Seller is seeking to sell its interest in the Assets to a third party that may provide the Seller with liquidity for its interest in the Assets in advance of when payments pursuant to those Assets would otherwise be received by Seller;

WHEREAS, the Seller believes that it may obtain such liquidity by selling the Assets to Purchaser;

WHEREAS, the Purchaser believes that the acquisition of the Assets will further its business interests; and

WHEREAS, the Seller desires to sell to Purchaser, and the Purchaser desires to purchase and acquire from the Seller, Seller’s interest in the Assets according to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereby agree as follows:

I.           Purchase and Sale of the Assets

1.1           Purchase and Sale of Assets.  The Seller hereby sells, transfers, assigns, and delivers to the Purchaser, free and clear of any liens or encumbrances of any kind, all of the Seller’s right, title, and interest in the Assets.

1.2           Assumption of Liabilities.  The Purchaser will not assume any liabilities or obligations related to the Assets, and Seller represents that there are no liabilities or obligations related to the Assets.

1.3           Assignment of Rights Agreement. At Closing, the Seller shall deliver to Purchaser an Assignment of Rights Agreement assigning to Purchaser any and all rights, interest and title in and to its interest in the escrow established under the Stock Purchase Agreement in the form set forth in Exhibit B (the “Assignment of Rights Agreement”).

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1.4           Closing.  The closing shall be deemed to have taken place on the Closing Date, which shall be December 10, 2010.

1.5           Post-Closing Activities.  At any time after the Closing Date, upon any Party’s written request and without further consideration, the other Party shall take such other actions as the requesting Party may reasonably deem necessary or desirable in order to consummate the terms, and recognize the benefits, of obligations under and transactions contemplated by this Agreement.

II.           Purchase Price

In consideration of the Seller’s sale, transfer, and assignment of the Assets, the Purchaser shall issue the Seller the following:

2.1           Common Stock.  Four Million (4,000,000) shares of the Purchaser’s common stock, restricted in accordance with Rule 144 (the “Common Stock”), with up to an additional Two Million (2,000,000) shares of the Purchaser’s common stock, restricted in accordance with Rule 144, to be issued to the Seller by August 31, 2012, with the exact number of shares to be issued proportional to the difference between (i) the higher of the average closing stock price on any applicable stock exchange during the month of July 2012 (“CP”) or $1.33 per share; and (ii) $2.00 per share, and determined in accordance with the formula (1-((CP-$1.33)/($2.00-$1.33)))*2,000,000.  For the avoidance of doubt and by way of example, if the Purchaser’s average closing stock price during July 2012, on either a national exchange or an over-the-counter market, is $1.85, the number of additional shares to be issued, calculated according to the formula (1-(($1.85-$1.33)/($2.00-$1.33)))*2,000,000, shall be 447,761 shares of Purchaser’s common stock;

2.2           Preferred Stock.  Three Million (3,000,000) shares of a newly created series of preferred stock (“Series B Convertible Preferred Stock”) with the following rights and preferences:  (i) dividend rights equal to the dividend rights of the Purchaser’s common stock; (ii) liquidation preference over the Purchaser’s common stock and equal to that of the Purchaser’s Series A Convertible Preferred Stock; (iii) each share of Series B Convertible Preferred Stock will be convertible into five (5) shares of the Purchaser’s common stock; (iv) no redemption rights; (v) no call rights by the Purchaser; and (vi) each share of Series B Convertible Preferred Stock will have one (1) vote on all matters validly brought to the Purchaser’s common stockholders (the “Preferred Stock” and together with the Common Stock, the “Shares”), with the other rights and preferences to be determined by the Purchaser’s Board of Directors.  The Purchaser will issue to the Seller by August 31, 2012, up to an additional 1,500,000 shares of Series B Convertible Preferred Stock, with the exact number of shares to be calculated in accordance with the formula set forth in Section 2.1, above, except that 1,500,000 is to be used where 2,000,000 is used in Section 2.1, above; and

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2.3           Convertible Promissory Note.  A promissory note in the form attached hereto as Exhibit D, in the principal amount of Two Million Dollars ($2,000,000), which may be repaid by the Purchaser in cash or in common stock at the value of One Dollar ($1) per share, or convertible at the Seller’s discretion into the Purchaser’s common stock at the conversion ratio based on a value of One Dollar Fifty Cents ($1.50) per share (the “Note”).  This Agreement, the Assignment of Rights Agreement, and the Note collectively are the “Transaction Documents.”

III.           Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser, as of the date of this Agreement and again as of the Closing, as follows:

3.1           Organization.  The Seller is a corporation, duly organized, validly existing, and in good standing under the laws of Texas, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it.  The Seller has delivered to the Purchaser true and correct copies of the Seller’s Articles of Incorporation (the “Organizational Documents”) as currently in effect.

3.2           Authority; Enforceability.

(a)           The Seller has the right, power, and authority to execute and deliver the Transaction Documents executed or to be executed by the Seller pursuant to this Agreement, and to perform its obligations thereunder.  The Transaction Documents, to which the Seller is a Party, constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of the Seller, enforceable in accordance with their respective terms.

(b)           The execution, delivery, and performance of the Transaction Documents by the Seller, and the consummation of the transactions contemplated thereby, do not and will not: (i) require the consent, waiver, approval, license, or other authorization of any Person, except as provided for herein; (ii) violate any of provision of applicable law; (iii) contravene, conflict with, or result in a violation of any provision of the Seller’s Organizational Documents; (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any lien pursuant to, or otherwise adversely affect, any contract to which the Seller is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time, or both.

(c)           All requisite corporate action has been taken by the Seller to authorize and approve the execution and delivery of the Transaction Documents, the performance by the Seller of its obligations thereunder, and of all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Documents.

3.3           Legal Actions. There is no demand, action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, arbitration, or governmental investigation of any nature, public or private, (each, a “Proceeding”) pending or, to the knowledge of the Seller, threatened by or against the Seller (or any of its officers, directors, partners, or employees) related to the Assets, or involving any of the Assets, nor is there any basis for any such legal proceeding.

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3.4           Personal Property, Inventory, and Title of Assets.  The Assets were acquired by the Seller in bona fide, arms-length transactions entered into in the ordinary course of business.  The Seller owns, and at the Closing, the Purchaser shall be vested with, all right, title, and interest in and to all of the Assets, as stated in the Assignment of Rights Agreement, free and clear of any and all liens.

3.5           Tax Matters.

(a)           The Seller has duly and timely filed all tax returns required to be filed by them under applicable law.  All such tax returns were correct and complete in all material respects.  All tax returns that have been made available to the Purchaser for inspection prior to the date hereof were true and complete copies of the tax returns actually filed by the Seller (or affiliates thereof), and have not been subsequently amended.  All taxes due and payable by the Seller (whether or not shown on any tax return) relating to the Assets or which could result in a lien on the Assets have been paid.  No claim has ever been made by an authority in a jurisdiction where the Seller does not file tax returns that the Seller is or may be subject to taxation by that jurisdiction in connection with or as a result of the ownership of the Assets.

(b)           All taxes that the Seller is or was required by applicable law to withhold or collect which could result in a lien on the Assets have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority or other person or, if not paid, have been appropriately reserved.

(c)           The Seller has no reason to believe that any governmental authority will or intends to assess any additional taxes which could result in a lien on the Assets for any period for which tax returns have been filed.  No dispute or claim concerning any tax liability of the Seller which could result in a lien on the Assets has been claimed or raised by any governmental authority in writing at any time in the past six (6) years.  There exists no proposed tax assessment against the Seller which could result in a lien on the Assets.

(d)           The Seller has not waived any statute of limitations in respect of Taxes which could result in a lien on the Assets, or agreed to any extension of time with respect to a Tax assessment or deficiency which could result in a lien on any Assets.

(e)           The Seller has not entered into any agreements with federal, state, or local taxing authorities, including any tax abatement or tax credit agreements, in connection with the Assets.

3.6           Material Contracts.

(a)           The Seller has previously delivered to the Purchaser true and correct copies of all such material contracts (or accurate written summaries of any oral material contract) related to the Assets, each as currently in effect.

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(b)           The Seller has not breached, violated, or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time, or both would constitute a breach, violation, or default under), or received notice alleging that the Seller has breached, violated, or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time, or both would constitute a breach, violation, or default under) any contract included in the Assets.  No other party obligated to the Seller pursuant to any such contract has breached, violated, or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time, or both would constitute a breach, violation, or default under) any such contract.

(c)           All of the contracts included in the Assets: (i) were entered into in the ordinary course of business on commercially reasonable terms, with bona fide third parties in arms-length transactions; (ii) are valid and enforceable in accordance with their terms; (iii) are in full force and effect; and (iv) will continue to be valid and enforceable and in full force and effect on identical terms following the Closing.  All such contracts can be fulfilled or performed in accordance with their respective terms in the ordinary course of business without undue or unusual expenditures of money or effort.

3.7           Certain Changes.  Since November 23, 2010, the Seller has owned the rights to the Assets, solely in the ordinary course of business consistent with past practices, and the Seller has used its reasonable best efforts to preserve the Assets.  Without limiting the foregoing, since November 23, 2010, there has not been any:

(a)           event or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on, or a material adverse change in, the operations, affairs, prospects, condition (financial or otherwise), results of operations, or assets associated with the Assets, taken as a whole (“Material Adverse Change”);

(b)          damage, destruction, or loss (whether or not covered by insurance) that resulted in, or could reasonably be expected to result in, losses or diminution of value with respect to the Assets;

(c)           revaluation or write-down of any of the Assets;

(d)           amendment or termination of any material contract other than in the ordinary course of business;

(e)           change in accounting principles, methods, or practices of the Seller relating to the Assets, or in the manner the Seller keeps its books and records relating to the Assets;

(f)           any settlement or compromise in any claim, suit, or cause of action relating to the Assets; or

(g)          agreement by Seller to do, either directly or indirectly, any of the things described in the preceding clauses (a) through (f).

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3.8           Brokers.  Neither the Seller nor any other person acting on its behalf has incurred any obligation or liability to any person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the execution or delivery of the Transaction Documents or the consummation of the transactions contemplated hereby.

3.9           Certain Payments.  Neither the Seller nor any director, officer, or employee thereof, nor any other person associated with or acting for or on behalf of any of them, has, in connection with the Assets, directly or indirectly:  (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any applicable law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller maintained in the ordinary course in connection with the Assets.

3.10         Purchase for Own Account.  The Seller represents that it is acquiring the Shares solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

3.11         Ability to Bear Economic Risk.  The Seller acknowledges that investment in the Shares involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment.

3.12         Further Limitations on Disposition.  The Seller further acknowledges that the Shares are restricted securities under Rule 144 of the Act (as defined below), and, therefore, when issued by the Purchaser to the Seller will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Shares unless and until:

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(i)           There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii)           The Seller shall have notified the Purchaser of the proposed disposition and shall have furnished the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Purchaser, the Seller shall have furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Seller to a partner (or retired partner) of the Seller, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof (including the Registration Rights Agreement) to the same extent as if they were the Seller hereunder.

3.13         Certificate of Designation.  The Seller will be provided with a copy of the Certificate of Designation for the Preferred Stock (the “Certificate of Designation”), which will set forth all of the rights, privileges, and preferences with respect to the Preferred Stock.

IV.          Representations and Warranties of the Purchaser

4.1           Organization.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2           Authority; Enforceability.  The Purchaser has full corporate power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to perform its obligations thereunder.  The Transaction Documents to which the Purchaser is a party constitute (or will, when executed and delivered at the Closing, constitute) the legally binding obligations of the Purchaser, enforceable in accordance with their respective terms.  The execution, delivery, and performance of the Transaction Documents by the Purchaser, and the consummation of the transactions contemplated thereby, do not and will not: (a) require the consent, waiver, approval, license or other authorization of any Person; (b) violate any provision of Applicable Law applicable to the Purchaser; (c) contravene, conflict with, or result in a violation of:  (i) any provision of the Purchaser’s Articles of Incorporation, Regulations, or any other governing or constitutive documents of the Purchaser; or (ii) any resolution adopted by the manager, member, or other governing bodies of the Purchaser; or (d) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or otherwise adversely affect, any material contract to which the Purchaser is a party, which, as to each of (a) through (d), would materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Documents to which the Purchaser is a party.  All requisite corporate action has been taken by the Purchaser authorizing and approving the execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is or will be a party, the performance by the Purchaser of its duties and obligations thereunder, and the taking of all other acts necessary and appropriate for the consummation of the transactions contemplated thereby.

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4.3           Brokers.  The Purchaser has not incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the execution or delivery of the Transaction Documents or the transactions contemplated hereby.

V.           Consents

The Seller will use its reasonable best efforts to obtain or cause to be obtained any consents required in connection with the transactions contemplated by any of the Transaction Documents that are requested by the Purchaser and that have not been previously obtained prior to or at the Closing.  Notwithstanding anything to the contrary set forth herein, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any contract or permit otherwise included in the Assets, or any claim, right or benefit arising thereunder or resulting therefrom, if such assignment or transfer is without the consent of a third party and would constitute a breach or violation thereof or adversely affect the rights of the Purchaser or the Assets.  Until all such consents are obtained, the Seller shall cooperate in any arrangement reasonably satisfactory to the Purchaser designed to fulfill the Seller’s obligations thereunder and to afford the Purchaser the continued full benefits thereof.

VI.          Covenants

6.1           Further Assurances.  From time to time (including after the Closing), the Parties will execute and deliver such other documents, certificates, agreements, and other writings and take such other actions as may reasonably be necessary or requested by another Party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

6.2           Fulfillment of Conditions.  The Parties hereto agree to take and to cause to be taken in good faith commercially reasonable efforts to fulfill, as soon as reasonably practicable, the conditions to Closing.

6.3           Certain Filings.  The Parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any action, consent, approval, or waiver from any party to any contract is required, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the Parties hereto shall furnish information reasonably required in connection therewith and timely seek to obtain any such actions, consents, approvals, or waivers.

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VII.           Indemnification

7.1           Agreement to Indemnify.

(a)           The Seller shall indemnify, defend, and hold harmless the Purchaser and its respective officers, directors, employees, representatives, agents, successors, and assigns (collectively, the “Indemnitees”) from, against, and in respect of any and all damages incurred by any Indemnitee arising out of or as a result of:  (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by the Seller in this Agreement; (ii) any breach of any covenant or agreement made by the Seller in this Agreement; and/or (iii) any and all proceedings, judgments, decrees, awards, assessments, fees, and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

(b)           The Seller shall not be required to provide indemnification to any Indemnitee pursuant to Section 7.1(a) unless and until the aggregate amount of all damages incurred by all Indemnitees responsive to such Section exceeds Five Thousand Dollars ($5,000) (the “Deductible”), whereupon the Indemnitees shall be entitled to indemnification under such Section only with respect to damages in excess of such Deductible.  The maximum aggregate monetary liability of the Seller to indemnify the Indemnitees under Section 7.1(a) shall not exceed the Purchase Price (the “Cap”) in the aggregate.  Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to claims arising out of fraud, intentional misrepresentation, or gross negligence.

(c)           If any third party notifies any Indemnitee with respect to any matter which may give rise to a claim for indemnification against the Seller under this Article VII, then the Indemnitee will notify the Seller thereof within thirty (30) days thereafter, such notice to state the nature and basis of any claim made by the third party; provided that, no delay on the part of the Indemnitee in notifying the Seller will relieve the Seller from any obligation hereunder unless, and then solely to the extent that, the Seller is demonstrably prejudiced thereby.  In the event the Seller notify the Indemnitee within thirty (30) days after the date the Indemnitee has given notice of the matter that the Seller will indemnify the Indemnitee in respect of such matter, then the Seller may, by notice to the Indemnitee within such 30-day period, assume the defense of such matter.  If the Seller assume the defense of such matter, (i) the Seller will defend the Indemnitee against the matter with counsel of Seller’s choice reasonably satisfactory to the Indemnitee, (ii) the Indemnitee may retain separate counsel at its sole cost and expense, and (iii) the Seller will not consent to the entry of a judgment or consent order with respect to the matter, or enter into any settlement, in each case which either (A) grants the plaintiff or claimant any form of relief other than monetary damages which will be satisfied by the Seller or (B) fails to include a provision whereby the plaintiff or claimant in the matter releases the Indemnitees from all liability with respect thereto, in either such case without the written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  If the Seller has not assumed the defense of such matter, (i) the Indemnitee may defend against the matter in any manner it reasonably may deem appropriate and with counsel of its choice, and (ii) the Seller may retain separate counsel at its sole cost and expense.  Notwithstanding anything to the contrary in the foregoing, if defendants in any action include any Indemnitee and Seller, and such Indemnitee shall have been advised by its counsel that there may be material legal defenses available to such Indemnitee inconsistent with those available to Seller, or if a conflict of interest exists between an Indemnitee and Seller with respect to such claim or the defense thereof, or if an Indemnitee reasonably determines that Seller’s control of such defense would reasonably be expected to have an adverse effect on the Assets or the outcome of the matter, then in any such case, the Indemnitee shall have the right to reassert such defense through its own counsel, and in such event (or in the event that the Seller does not timely assume or diligently pursue the defense of such matter as provided above) the reasonable fees and expenses of the Indemnitee’s counsel shall be borne by the Seller and shall be paid by them from time to time within twenty (20) days of receipt of appropriate invoices therefore.

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(d)           In the event that an Indemnitee notifies the Seller of any claim for indemnification hereunder that does not involve a third party claim, the Seller shall, within thirty (30) days after the date of such notice, pay to the Indemnitee the amount of damages payable pursuant to this Section 7.1 and shall thereafter pay any other damages payable pursuant to this Section 7.1 and arising out of the same matter on demand, unless the Seller dispute in writing its liability for, or the amount of, any such damages within such 30-day period, in which case such payment shall be made as provided above in respect of any matters or amounts not so disputed and any damages in respect of the matters so disputed shall be paid within five (5) business days after any determination (by agreement of Purchaser and Seller, or pursuant to arbitration in accordance with Section 8.3) that the Seller are liable therefore pursuant to this Section 7.1.

(e)           In connection with any payment of damages pursuant to this Section 7.1, the Seller shall pay to the Indemnitee(s) an amount calculated like interest on the amount of such damages at the applicable interest rate from the date of Closing until the Indemnitee(s) shall have been indemnified in respect thereof.

Section 7.2            Survival of Representations, Warranties, and Covenants.

(a)           Except as otherwise provided in this Section 7.2, all representations and warranties contained herein, and the right to assert claims in respect of any breach thereof, shall survive the Closing and any investigation heretofore or hereafter conducted by or on behalf of the Party entitled to benefit thereof, and shall expire on the third (3rd) anniversary of the Closing Date.

(b)           Notwithstanding anything to the contrary herein, the survival period in respect of any representation or warranty in this Agreement, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim which was asserted but not resolved before expiration of such survival period.  Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

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(c)           Notwithstanding anything herein to the contrary, all covenants, agreements and obligations contained herein shall survive the Closing and not expire unless otherwise specifically provided in this Agreement.

Section 7.3        No Other Representations; Express Negligence.

(a)           THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PURCHASER CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH PARTIES, RESPECTIVELY, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.  EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES (IN EACH CASE, AS MODIFIED BY THE SCHEDULES), NONE OF SELLER, PURCHASER OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR REPRESENTATIVES.  PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS AND WARRANTIES OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IN MAKING ITS INVESTMENT DECISION WITH RESPECT TO THE ASSETS.

(b)           THE INDEMNITIES SET FORTH IN THIS ARTICLE VII ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE, OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNITEE.  THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNIFICATION OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE, OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.  NOTWITHSTANDING THE FOREGOING, NO INDEMNIFYING PARTY SHALL BE OBLIGATED TO INDEMNIFY ANY OTHER PARTY FOR ANY LOSSES OR EXPENSES PURSUANT TO THIS ARTICLE VII TO THE EXTENT THAT THE AMOUNT OF THE LOSSES OR EXPENSES INCURRED BY THE INDEMNIFIED PARTY WERE GREATER THAN THEY OTHERWISE WOULD HAVE BEEN AS A DIRECT RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

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VIII.       Miscellaneous

8.1           Assignment.  Neither this Agreement nor any interest hereunder will be assignable in part or in whole by either Party without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld, conditioned, or delayed.

8.2           Governing Law and Venue.  This Agreement is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of Texas.  Any cause of action brought to enforce any provision of this Agreement shall be brought in the appropriate court in Fort Bend County, Texas.  If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.  This Agreement shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof.

8.3           Dispute Resolution.  In the event of any controversy, dispute, or claim arising out of or related to this Agreement or the breach thereof, the Purchaser and the Seller agree to meet and confer in good faith to attempt to resolve the controversy, dispute, or claim without an adversary proceeding.  If the controversy, dispute, or claim is not resolved to the mutual satisfaction of the Purchaser and the Seller within ten (10) business days of notice of the controversy, dispute, or claim, the Purchaser and the Seller agree to waive their rights, if any, to a jury trial, and to submit the controversy, dispute, or claim to a retired judge or justice for binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The Purchaser and the Seller agree that the only proper venue for the submission of claims shall be the Fort Bend County, Texas.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Any dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law.

8.4           Notices.  Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, and may only be delivered or sent via hand delivery, facsimile, or by overnight courier, correctly addressed to the addresses of the parties indicated below or at such other address as such Party shall in writing have advised the other Party.

If to the Purchaser:	James F. Groelinger
Chief Executive Officer
I-Web Media, Inc.
1 International Boulevard, Suite 400
Mahwah, NJ 07495
E-mail: jgroelinger@hbcapital.com
Fax: (518) 252-3917

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With a copy to:	Craig V. Butler, Esq.
The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA 92628
Facsimile: (949) 635-1244

If to the Seller:	New Horizon, Inc.

Attn.:
Fax:

8.5           Amendment.  No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

8.6           Waiver.  No provision of this Agreement will be waived by any act, omission, or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

8.7           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be in effective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8.8           Attorneys’ Fees.  In the event that any suit, arbitration, legal action, proceeding, or dispute between the Parties arises in connection with this Agreement, the prevailing Party shall be entitled to recover all expenses, costs, and fees, including reasonable attorney’s fees, actually incurred in association with such action.

8.9           Entire Agreement.  This Agreement, including all exhibits, is the complete, final, and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, and agreements, whether oral or written, between the Parties respecting the subject matter of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“Seller”		“Purchaser”

New Horizon, Inc.		I-Web Media, Inc.,
a Texas corporation		a Delaware corporation

	/s/ M. Scott Stevens		/s/ James F. Groelinger
By:	M. Scott Stevens	By:	James F. Groelinger
Its:	President	Its:	Chief Executive Officer

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Exhibit A

Assets

As confirmed by the Sellers Representative on Exhibit D, the Seller owns the rights to receive certain cash distributions arising from the sale of certain Business Products as defined in that certain Stock Purchase Agreement by and between Sunbeam Products, Inc., a Delaware corporation (dba Jarden Consumers Solutions), Desmond Oregon, LLC, an Oregon limited liability company, and the selling shareholders (the “Sunbeam Agreement”).

Under the Sunbeam Agreement, the Sellers Representative (as defined in the Sunbeam Agreement) will distribute certain amounts received as the result of sales of the Business Products.  The funds to be distributed to the sellers by the Sellers Representative are calculated using the following formulas:

•
Profit Sharing A – The Profit Sharing A pays 20% of EBITDA for the 3 subsequent years following the Product Launch Date (1/01/11), paid at end of each EBITDA year.  The Profit Sharing is net of any investments, or negative EBITDA, made following the Closing date. No cap.

•
Profit Sharing B – Profit Sharing B pays 20% of EBITDA for the 2 subsequent years following Year 3 (Year 4 and 5) paid at end of each EBITDA year.  The Profit Sharing B payments shall NOT be offset against any negative Business EBITDA from any prior periods.

•
Earn Out A – An amount six times the average Business EBITDA Year 1, Year 2, and Year 3 less the aggregate amount of the Profit Sharing A Payments, due at the end of Year 3.  The Earn Out is net of any negative EBITDA associated with Year 3.  A cap of $42.5M exists with this payout.

•
Earn Out B – A flat amount of $25.0M is paid if the cumulative EBITDA is greater than or equal to $250.0M for Years 1 through 5. The Earn Out B Payment shall not be offset against any negative Business EBITDA from any prior periods.

Of the total sums determined using the above formulas, the Assets consist of the following:

o	98.18% (Preferred B distribution) of the first $6,021,921 distributed by the Sellers Representative (as defined in the Sunbeam Agreement).
o	0% (Preferred A distribution) of the next $1,522,000 distributed by the Sellers Representative.
o	60.07% (Common distribution) of all funds thereafter distributed by the Sellers Representative.

Exhibit B

Assignment of Rights Agreement

Exhibit C

Convertible Promissory Note

Exhibit D

Sellers Representative Certificate

CONFIRMATION OF OWNERSHIP

The undersigned, Michael Wax, Sellers’ Representative hereby confirms that:
1.           He is the Sellers ‘ Representative as defined in and under that certain Stock Purchase Agreement by and between Sunbeam Products, Inc., a Delaware corporation (dba Jarden Consumers Solutions), Desmed Oregon, LLC, an Oregon limited liability company, and the DesChutes Medical Products, Inc. shareholders (the “Sunbeam Agreement”) dated January 6, 2009.  The Sunbeam Agreement, in combination with The First Amendment to the Sunbeam Agreement dated September 30, 2010, provides for all payments for the Selling Shareholders to be made into an escrow under an Escrow Agreement among the Selling Shareholders and the Sellers’ Representative.
2.           Under the Sunbeam Agreement, the Sellers’ Representative will receive certain amounts of money as a result of sales of the Business Products (as defined in the Sunbeam Agreement).  The funds received by the Sellers Representative for subsequent distribution to the Selling Shareholders by the Sellers’ Representative under the Sunbeam Agreement are described in the Sunbeam Agreement (the “Distribution Payments”).
3.           As of the date hereof, in my capacity as the Sellers’ Representative, I hereby confirm that New Horizon, Inc., a Texas corporation, is the owner of approximately 60% of the Distribution Payments.
4.           In the event that New Horizon provides me with a binding and irrevocable notice that it has transferred its ownership interest in the Distribution Payments to another party, I will confirm to that party that henceforth they will be the owner of that portion of the Distribution Payments that now belong to New Horizon and that funds will be distributed to that party in accordance with the terms of the Sunbeam Agreement and in the same manner as they would have been distributed to New Horizon.
The undersigned in his capacity as Sellers’ Representative further declares under the laws of the State of Oregon that the matters set forth in this Confirmation of Ownership are true and correct to be best of his own knowledge.

Dated: December 8, 2010	/s/ Michael Wax
Michael Wax, Sellers’ Representative

New Horizon, Inc., a Texas corporation, hereby agrees to indemnify, reimburse, and hold harmless Michael Wax (the “Indemnitee”) from and against any and all losses, claims, liabilities, damages, penalties, suits, costs, and expenses, of any kind or nature, (including fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by, or asserted against such Indemnitee in any way related to or arising from or alleged to arise from any transaction related to the purchase by, or sale by, New Horizon, Inc., or its assignees, of the interest in the Sunbeam Agreement described herein, except any such losses, claims, liabilities, damages, penalties, suits, costs, and expenses which result from the gross negligence or willful misconduct of the Indemnitee regarding the representations set forth in this Confirmation of Ownership as determined by a final, nonappealable decision of a court of competent jurisdiction.

New Horizon, Inc.
a Texas corporation

/s/ M. Scott Stevens
By: M. Scott Stevens
Its: President